Exhibit 4.26

LETTER OF CREDIT AGREEMENT
(Continuing Letter of Credit and Security Agreement - Standby Credits)
TO:    BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH
1345 Avenue of the Americas
New York, New York 10105

To the Above Addressee:
In consideration of your opening from time to time, at Arcos Dorados B.V.’s (“we”, “our”, “us”, or “Applicant”) request and in your discretion in each instance, one or more of your Credits (this and other terms used in this Agreement shall have the meaning set forth in Section 13 or 24 of this Agreement, unless otherwise defined herein), we hereby agree with you as follows with respect to each Credit now or hereafter opened by you:
1.As to Drafts or acceptances under or purporting to be under the Credit, which are payable in Dollars, we agree:
(a)in the case of each sight Draft, to reimburse you at your office at, prior to November 4, 2024, 1345 Avenue of the Americas, 44th Floor, New York, NY 10105, or on or after November 4, 2024, Two Manhattan West, 375 9th Avenue, 8th Floor, New York, NY 10001, or such other office as you may specify in writing (the “Payment Office”), on demand, in Dollars, the amount paid on such Draft, or, if so demanded by you, to pay to you at the Payment Office, in advance in Dollars the amount required to pay such Draft; and
(b)in the case of each acceptance or time Draft, to pay to you, at said office, in Dollars, the amount thereof, on demand but in any event not later than one business day prior to maturity, or, in case the acceptance or time Draft is not payable at the Payment Office, then on demand but in any event in time to reach the place of payment in the course of the mails not later than one Bank business day prior to maturity.
2.As to Drafts or acceptances under or purporting to be under the Credit, which are payable in currency other than Dollars (each such currency is herein sometimes referred to as an “Alternate Currency”), we agree:
(a)in the case of each sight Draft, to reimburse you, at the Payment Office, on demand, the equivalent of the amount paid in Dollars at the rate of exchange then current in New York City for cable transfers (herein referred to as “wire transfers”) to the place of payment or, at your option, to the place where reimbursement is required, in the Alternate Currency in which such Draft is drawn; and
(b)in the case of each acceptance or time Draft, to furnish you, at the Payment Office, on demand - but in any event in time to reach the place of payment in the course of the mails not later than one Bank business day prior to maturity - with first class bankers’ demand bills of exchange to be approved by you for the amount of the acceptance or Draft, payable in the currency of the acceptance and bearing our endorsement, or, if you so request, to pay to you, at the Payment Office, on demand, the equivalent of the acceptance or Draft in Dollars at the rate of exchange then current in New York City for wire transfers to the place of payment or, at your option, to the place where reimbursement is required, in the relevant Alternate Currency in which the acceptance or Draft is payable.

A demand made on any one of the undersigned shall fix the exchange rate as to all of the undersigned. If for any reason whatsoever there shall be at the time of your demand for reimbursement or payment no rate of exchange current in New York City for effective wire transfers to the place of payment or to the place where reimbursement is required, as applicable, in the Alternate Currency in which any such Draft or other demand for payment is drawn or any such acceptance is payable, then, we agree to pay you, on demand in Dollars, an amount which in your sole judgment shall be sufficient to meet our obligations hereunder, which amount may be applied by you at any time as a payment on account of such obligations, or, at your sole discretion, held as security therefor. It is agreed, however, that we shall remain liable for any deficiency which may result if such amount in Dollars shall prove to be insufficient to effect full payment or reimbursement to you at the time when a rate of exchange for such wire transfers shall be again current in New York City.
3.The Bank may, for the undersigned’s account at any time, provide the Credit or otherwise agree to discount an accepted Draft or deferred obligation incurred under such Credit.
4.(i)     We agree to pay to you, on demand, your commissions and/or fees and all reasonable and documented expenses (including, without limitation, all of your standard charges relating to letters of credit from time to time in effect and all charges for legal services) charged, paid or incurred by you in connection with any Credit.
(ii)    We agree to pay to you, on demand or otherwise when due, all increased costs or reductions in yield from a new or changed (enacted, changed or applied after the date of this Agreement) reserve, capital, special deposit, insurance, or other requirement or guideline (whether or not having the force of law) affecting the Bank’s contingent or absolute rights or obligations under or in connection with this Agreement or a Credit or acceptance issued hereunder or other transaction contemplated hereby (including any such requirement imposed by the New York State Department of Financial Services, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency of the United States of America or the Federal Reserve Board (or any successor agency)).
(iii)    We further agree that if you shall have determined that the adoption or implementation of any law, rule, regulation or guideline regarding capital adequacy, capital maintenance or similar requirement or any change therein or in the interpretation or application thereof or compliance by you or any corporation controlling you with any request, guideline, policy or directive regarding capital adequacy (whether or not having the force of law) from any central bank or comparable entity or any governmental authority does or would have the effect of reducing the rate of return on you or on your controlling corporation’s capital as a consequence of any Credit issued hereunder or any amount due in respect hereof to a level below that which you or your controlling corporation could have achieved but for such adoption, implementation, change or compliance (taking into consideration your and your controlling corporation’s policies with respect to capital adequacy), then from time to time, upon your demand (and such demand shall, in the absence of manifest error, be conclusive and binding on us), we shall pay to you such additional amount or amounts as will compensate you or your controlling corporation for such reduction; provided that the amount of such increased costs shall be payable only if you require other similarly situated borrowers or obligors to pay comparable amounts.
(iv)    We agree to pay interest on any amounts not paid when due hereunder at a rate per annum equal to 2% above the Prime Rate. Interest shall be computed on the number of days actually elapsed on the basis of a 360-day year. All payments due under this Agreement shall be made without deduction or set-off.
(v)    Notwithstanding anything herein to the contrary (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or any regulatory authority, in each case pursuant to Basel III, shall in each case be deemed to be a “change in law/regulation” for purposes of this Section 4, regardless of the date enacted, adopted or issued.

5.Each payment by us under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties, charges, fees, deductions or withholdings, or liabilities with respect thereto, of any nature whatsoever now or hereafter imposed by any government or any political subdivision or taxing authority thereof, excluding those imposed on or measured by net income (however denominated), gross receipts or net worth of the Bank, and excluding any (i) withholding taxes imposed under FATCA or the Dutch Withholding Tax Act 2021 (Wet bronbelasting 2021), (ii) income, franchise, branch profits and similar taxes of the Bank, imposed by or as a result of the Bank being organized under the laws of the Kingdom of Spain or the United States of America, or any political subdivision thereof or imposed by the jurisdiction of the office issuing the Letter of Credit, and (iii) taxes imposed as a result of a failure of the Bank to deliver to us on or about the date of this Agreement, and thereafter upon reasonable request, which request shall be made a reasonable period of time (and not less than five (5) business days) in advance of any such taxes imposed, properly executed copies of IRS Form W-8 or W-9, as applicable (such non-excluded amounts referred to as the “Taxes”), provided, however, that if such Taxes are required by law to be deducted or withheld from any such payment, we shall make such deduction or withholding for the account of you, make timely payment thereof to the appropriate governmental authority, and shall pay to you such additional amounts as are necessary (including deductions or withholdings applicable with respect to the additional amounts payable under this Section 5) to enable you to receive an amount equal to the amount you would have received had no such deduction or withholding been made. In addition to the foregoing, the undersigned shall pay any present or future stamp, documentary taxes, value added or any other excise or property taxes, or similar charges or levies imposed by any jurisdiction in which the undersigned is located, or by any jurisdiction from which any payments are made by the undersigned hereunder, or any political subdivision of either, or as a result of the execution, delivery or registration of, or otherwise with respect to, this Agreement or any Credit (hereinafter referred to as “Other Taxes”). All such Taxes and Other Taxes shall be paid by us prior to the date on which penalties attach or interest accrues thereon, provided, however, that if any such penalties or interest become due, we shall make prompt payment thereof to the applicable governmental authority. We will indemnify you for the full amount of any Taxes and Other Taxes (including Taxes and Other Taxes on amounts payable under this Section 5) paid by you and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days of the date you first make demand therefor.
6.[Reserved]
7.Except so far as otherwise expressly stated in any Credit, we agree that such Credit shall be subject to the New York Uniform Commercial Code (herein called the “UCC”) and, to the extent permitted by the UCC, to the International Standby Practice 1998, International Chamber of Commerce Publication No. 590 and any amendments thereto (herein called the “ISP”).
8.We agree that should the beneficiary under any Credit, upon receipt of advice in writing of the issuance of any Credit, but prior to the receipt of funds, negotiate Drafts by virtue of such advice, such negotiation shall be considered a proper one and shall be included under the terms and subject to all conditions of this Agreement. Neither you nor any of your correspondents shall be responsible for any of the following:
(a)honor of any presentation that substantially complies with a Credit, even if that Credit requires strict compliance by the beneficiary, or in accordance with our waiver of discrepancies and authorization to pay;
(b)electronic presentation, if authorized by any Credit;
(c)the nature, form, sufficiency, accuracy, genuineness, legal effect, or collectability of any Draft, acceptance, instrument, Document, or policy of insurance, or any endorsement thereon, or the relationship of any issuer thereof to the Property;
(d)the solvency or responsibility of any party issuing any Draft, acceptance or Document;

(e)honor of Drafts, acceptances or Documents signed or presented by or on behalf of, or requesting payment to a Person that is the purported successor to, the beneficiary, or payment of proceeds to a purported assignee of proceeds;
(f)failure of any advising bank accurately to advise the terms of a Credit;
(g)honor of a presentation on the basis of a forged Draft, acceptance, Document or signature or a presentation made in bad faith or as the result of illegal conduct by the beneficiary or a third person;
(h)honor of a presentation up to the amount outstanding on a Credit, even though the Draft claims an amount in excess thereof;
(i)honor of a Credit beyond the time period prescribed by the law or rules to which it is subject, provided such honor is otherwise in accordance with this Agreement;
(j)reimbursement of a bank claiming the status of negotiating bank that has not given value or that has misrepresented the basis on which it claims reimbursement;
(k)dishonor of any presentation that does not strictly comply;
(l)retention of proceeds based on a blocking regulation, or assertion of the rights of a purported governmental entity or a third party to the proceeds;
(m)consequences arising from Act of God, weather condition, riot, civil commotion, insurrection, war, political disturbance, strike, lockout, computer hardware or software failure or error in or inaccessibility of data, interruption in electric or telephone service, any censorship, law, control or restriction rightfully or wrongfully exercised by any de facto or de jure domestic or foreign government or agency, or other causes beyond your or its control, delay or loss in transit of any letter, Draft, acceptance or Document, or loss, delay, or error in the transmission of any electronic message, irrespective of the cause of such event;
(n)failure of any Draft to bear adequate reference to any Credit, or failure of any Person to note the amount of any Draft on the reverse side of any Credit or to surrender or to take up any Credit or to send forward Documents apart from Drafts as required by the terms of any Credit, each of which provisions, if contained in any Credit itself, it is agreed may be waived by you;
(o)honoring or dishonoring of any Credit containing a condition that does not state the Drafts(s) and/or Document(s) to be presented in compliance therewith, it being solely in your discretion as to whether you wish to disregard any such condition or require evidence of compliance with such condition;
(p)the fact that any instructions, oral or Written, given to you purporting to be by us or on our behalf and believed by you in good faith and the exercise of ordinary care to be valid which pertain to the opening of any Credit, any extension, increase or other modification of any Credit or other action to be taken or omitted with reference thereto, were wholly or in part insufficient, erroneous, unauthorized, fraudulent or otherwise invalid; or
(q)any other act or omission as to which banks are relieved from responsibility under the terms of the ISP or UCC.
The occurrence of any one or more of the above-mentioned contingencies shall not affect, impair or prevent the vesting of any of your rights or powers under this Agreement. We shall be deemed conclusively to have waived any right to object to any variation between Draft(s), acceptance(s), or Document(s) called for by any Credit or instructions by us and any Draft(s), acceptance(s) or Document(s) accepted by you or your correspondents and to have ratified and approved such action as having been taken at our direction, unless we, immediately upon receipt of such Drafts, acceptances or Documents or acquisition of knowledge of such variation, notify you in writing of our objection, specifying in reasonable detail, the reasons therefor; provided, however the foregoing shall not increase your responsibilities pursuant to (a) through (q) of this Section 8.

9.Notwithstanding suggestions or recommendations made by Bank personnel, we are solely responsible and assume all risks that: (a) reference to nondocumentary requirements will be ignored when presentment is made, or may cause a Credit to be interpreted by a court as a guarantee; (b) ambiguous or inconsistent requirements may be interpreted in a manner not intended by us; (c) permitted payment at a foreign location may invoke the application of laws or rules of practice unfamiliar to us; (d) a Credit is not consistent with or does not satisfy the underlying obligation or any other aspect of the transaction between us and the beneficiary; and (e) any other risks that may be imposed on us under the rules and laws to which any Credit is subject. No recommendation or drafting of text or the use or nonuse or refusal to use text submitted by the undersigned shall affect the undersigned’s ultimate responsibility for the final text or its receipt.
10.Unless you otherwise agree in writing, you: (a) may issue a Credit by an appropriate S.W.l.F.T. message type and bind us directly and as indemnitor to the rules applicable to S.W.l.F.T. messages; (b) may select any branch or affiliate of yours or any other bank to act as an advising, confirming, and/or negotiating bank under the law and practice of the place where it is located; (c) may assume, unless honor of a presentation is enjoined by a court of competent jurisdiction, that such presentation or other demand or request is nonfraudulent, and disregard any notice to the contrary; (d) need not ascertain the authenticity or authority of any purported beneficiary signature, even if you have previously requested a signature guaranty or if in other transactions the beneficiary is a customer or its signature or the authority of any signatory is otherwise known or should be known to you; (e) may, but need not, notify us of your receipt of a request for an amendment or assignment of proceeds, receipt of a presentation, detection of a discrepancy, notification of actions taken to cure, dishonor, or other action, inaction, or communication with or with respect to the beneficiary (other than your decision to honor the presentation); (f) need not consent to a proposed amendment of any Credit; (g) [reserved]; (h) if any Property receivable under a Credit arrives before you receive the relevant presentation under a Credit, may, in your sole discretion, issue for our account a separate guaranty, indemnity, or other undertaking to the carrier to induce delivery of the Property, and shall by such action preclude us from raising any defense or claim with respect to your subsequent honor of the related Drafts or Documents; and (i) may take at least three banking days to examine a presentation. Your action in one or more instances shall not waive your right, without notice to us, to use your discretion differently in other instances.
11.We agree that the balance of every account of ours with you and each claim of us against you (including, in each case, any of your offices or branches) existing from time to time may - at your option and without notice of any kind (presentment, protest and other notice of any kind being hereby waived) - be appropriated and applied toward, or set off against, any of our obligations and liabilities to you and all of your claims against us, whether arising or incurred under this Agreement or relating to any Credit or otherwise, whether now existing or hereafter incurred, and whether now or hereafter owing to or acquired in any manner by you (all such obligations, liabilities and claims being hereinafter referred to as the “Obligations”) and the undersigned, will continue to be liable for any deficiency.
12.We will furnish or cause to be furnished to you:
(a)Quarterly Financial Statements. As soon as available, but, in any event, within 90 days after the close of each quarterly fiscal period, (i) a copy of our complete unaudited, consolidated balance sheet for such period, together with the related statement of income, all of which shall be prepared in accordance with generally accepted accounting principles in the United States (“GAAP”), and (ii) a leverage ratio certificate of Arcos Dorados Holdings Inc. in the form of Annex III hereto, in each case certified by a duly authorized officer.
(b)Annual Financial Statements. As soon as available, but, in any event, within 120 days after the close of each fiscal year, a copy of the complete audited consolidated and consolidating balance sheets for such fiscal year for Arcos Dorados Holdings Inc. and the Applicant, together with the related consolidated and consolidating statement of income, statement of changes in shareholders’ equity and statement of cash flows for such period, certified by independent public accountants of recognized international standing pursuant to an unqualified opinion of such independent public accountants.

The information required to be delivered by clause (b) of this Section 12 for Arcos Dorados Holdings Inc. shall be deemed to have been delivered if such information, or one or more annual or quarterly reports or other reports containing such information, shall be available on the website of the U.S. Securities and Exchange Commission at http://www.sec.gov.
13.We hereby make the following representations and warranties to you:
(a)We are duly organized or formed, validly existing and (to the extent applicable under the laws of the relevant jurisdiction) in good standing under the laws of the jurisdiction of our organization or formation. We are duly qualified and in good standing as a foreign entity authorized to do business in each other jurisdiction where, because of the nature of our activities or properties, such qualification is required, except to the extent that failure to be so qualified and in good standing would not reasonably be expected to have a material adverse change in, or a Material Adverse Effect upon, our business or financial condition and our subsidiaries taken as a whole.
(b)Our execution and delivery of this Agreement and our performance of our obligations under this Agreement are within our organizational powers, have been duly authorized by all necessary organizational action on our part, have received all necessary governmental approval (if any shall be required), and do not and will not contravene, or result in or require the imposition of any lien or security interest under, (i) any provision of law applicable to us, (ii) our charter or by-laws, (iii) any material indenture, loan agreement or other contract to which we are a party or (iv) any material judgment, order or decree which is binding upon us. This Agreement is our legal, valid and binding obligation, enforceable against us in accordance with its terms, subject to bankruptcy, insolvency and similar laws of general application affecting the rights of creditors and to general principles of equity.
(c)No authorization, approval or consent of, or notice to or filing with, any governmental or regulatory authority is required to be made in connection with the execution and delivery by us of this Agreement or the issuance of any Credit for our account pursuant hereto.
(d)No proceeds of any Credit will be used in violation of Regulation T, U or X of the Board of Governors of the Federal Reserve System.
(e)No litigation, investigation or proceeding of or before any arbitrator, court or governmental authority is pending or, to the best of our knowledge, threatened by or against us or against any of our properties or revenues (i) which if adversely determined would reasonably be expected to have a Material Adverse Effect or (ii) which questions or would question the validity or enforceability of this Agreement or any Credit.
(f)We have filed all federal tax returns and all material state tax returns that are required to be filed and have paid all taxes shown to be due and payable on said returns or on any assessment relating to such tax returns made against us or any of our properties and assets, except for any taxes, assessments, fees or other charges which are being contested in good faith and for which adequate reserves, to the extent required by GAAP, have been established and except such returns and taxes for jurisdictions other than the United States with respect to which the failure to file and pay such taxes would not reasonably be expected to have a Material Adverse Effect.
(g)We are not an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended, nor are we subject to any other law or regulation that purports to restrict or regulate its ability to obtain extensions of credit.
(h)We have fulfilled all of our obligations under the Employee Retirement Income Security Act (as such may be amended from time to time) and we are in compliance in all material respects with the presently applicable provisions thereof, except in each case as would not reasonably be expected to have a Material Adverse Effect.

(i)We have complied in all material respects with, and are currently in compliance in all material respects with, all environmental laws, ordinances, orders or decrees of any state, Federal, municipal, foreign or other governmental authority, including any Federal, state, local or foreign governmental law, except in each case as would not reasonably be expected to have a Material Adverse Effect.
(j)All obligations owed hereunder in connection with each Credit shall at all times rank at least pari passu with our senior unsecured indebtedness.
(k)(i) We have implemented and maintain in effect policies and procedures designed to achieve compliance by us, our Subsidiaries and respective directors, officers, employees and agents (acting in their capacity as such) with Anti-Corruption Laws, applicable AML Laws and applicable Sanctions, (ii) None of (A) us, any Subsidiary or to our knowledge or such Subsidiary any respective directors or officers, or (B) to our knowledge, any employee or agent (x) is a Sanctioned Person, or (y) is in violation of AML Laws, Anti-Corruption Laws, or Sanctions, (iii) no Credit, use of proceeds or other transaction contemplated by this Agreement will cause a violation of AML Laws, AntiCorruption Laws or applicable Sanctions by any Person participating in the transactions contemplated by this Agreement, whether as Credit issuer, account party, agent, or otherwise, and (iv) neither we nor any of our Subsidiaries, nor our parent company, or, to our knowledge, any agent has engaged in or intends to engage in any dealings or transactions with, or for the benefit of, any Sanctioned Person or with or in any Sanctioned Country. We will not request any Credit, and we shall not directly, or to our knowledge indirectly, use the proceeds of any Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, other affiliate, joint venture partner or other Person, (i) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transactions would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, or (ii) in any other manner that would result in the violation of Sanctions applicable to any party hereto. The foregoing representations by us in this paragraph (k) will not apply if and to the extent that such representations are or would be unenforceable by reason of a breach of Council Regulation (EC) 2271/96 (the “Blocking Regulation”) (or any law or regulation implementing the Blocking Regulation in any member state of the European Union).
“AML Laws” means all laws, rules, and regulations of any jurisdiction applicable to you, us or our Subsidiaries from time to time concerning or relating to anti-money laundering.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to you, us or our Subsidiaries from time to time concerning or relating to bribery or corruption.
“Governmental Entity” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank).
“Material Adverse Effect” means a material adverse effect on (i) our business, property, results of operations or financial condition taken as a whole or (ii) our ability to perform our payment obligations under this Agreement.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce (b) the United Nations Security Council; (c) the European Union or any of its member states; (d) Her Majesty’s Treasury; or (e) any other relevant authority.

“Sanctioned Country” means, at any time, a country or territory which is, or whose government is, the subject or target of any Sanctions broadly restricting or prohibiting dealings with such country, territory or government.
“Sanctioned Person” means, at any time, any Person with whom dealings are restricted or prohibited under Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the United States (including by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce), the United Nations Security Council, the European Union or any of its member states, His Majesty’s Treasury, or any other relevant authority, (b) any Person operating, organized or resident in, or any Governmental Entity or governmental instrumentality of, a Sanctioned Country or (c) any Person that we know is owned 50% or more by any Person described in clauses (a) or (b) hereof.
“Subsidiary” means, with respect to any Person, (a) any corporation, limited liability company or other business entity more than fifty percent (50%) of whose equity interests of any class or classes having by the terms of ordinary voting the power to elect a majority of the directors (or Persons performing similar functions) of such corporation, limited liability company or other business entity which is at the time owned by such Person and/or one or more Subsidiaries of such Person; and (b) any partnership in which such Person and/or one or more Subsidiaries of such Person holds greater than fifty percent (50%) of the outstanding general partner interests.
14.If any of the following events (each “Event of Default”) shall occur and be continuing:
(a)if we default in the punctual payment of any reimbursement obligation hereunder or in the respect of any payment of accrued interest and, in any case, such payment is not made (i) as to any principal amount of any reimbursement obligation, within three business days and (ii) as to any other obligation or amount due under this Agreement, within thirty days, in each case after the date of the drawing under or event related to the Letter of Credit giving rise to such obligation; or
(b)(i) any proceedings being commenced against us under or purporting to be under any bankruptcy, reorganization, readjustment of debt, receivership, liquidation, dissolution, winding up, adjustment, composition or liquidation law or statute of any jurisdiction or any other proceeding for the relief of financially distressed debtors and such proceedings shall remain undismissed for a period of at least sixty (60) days; or (ii) we shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, winding-up, liquidation, assignment for the benefit of creditors, or similar proceedings relating to us under the laws of any jurisdiction; or
(c)any final judgment for the payment of money in an aggregate amount exceeding $50,000,000 (or the equivalent in any other currency) shall be rendered against us and which shall remain unpaid, undischarged or unstayed for more than 90 days (whether or not consecutive); or
(d)any acceleration of the maturity of any indebtedness for borrowed money in an aggregate principal amount exceeding $50,000,000 (or the equivalent in any other currency) or the failure to pay any such indebtedness, or any guaranty of any such indebtedness, when due; or
(e)the Permitted Holders cease to be the “beneficial owners” (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of at least 30% of the outstanding shares of our voting stock; or
(f)any representation or warranty made by us to you herein or in any other document, instrument or agreement proves to have been incorrect in any material respect when made or deemed made; or

(g)we breach any covenant contained herein or in any agreement with, or in favor of, you, and such breach shall continue unremedied for a period of 30 days after notice thereof shall have been given; or
(h)the Financial Debt to EBITDA Ratio exceeds 4.00 to 1.00 as of the last day of any fiscal quarter of Arcos Dorados Holdings Inc.;
then and in any such event or at any time thereafter (unless all existing defaults in respect of the Obligations shall have been cured to your satisfaction) any or all of the Obligations, although not yet due, shall, at your option, without notice or demand, forthwith become and be immediately due and payable, notwithstanding any time or credit otherwise allowed under any of said Obligations or under any instrument evidencing the same, and you shall have in any jurisdiction where enforcement is sought, in addition to all other rights and remedies, the rights and remedies of a secured party under the UCC. After all Obligations have been paid in full and all Credits, confirmations, payments, acceptances, endorsements or similar undertakings have expired, or been paid or discharged, any net proceeds remaining shall be delivered to any one or more of us. Any such delivery shall discharge all of your responsibility to us for such surplus. We shall remain liable to you for the payment of any deficiency, together with interest thereon until paid.
15.We hereby agree to indemnify, defend and hold you and your correspondents harmless from and against all claims, damages, costs, liabilities, losses and expenses (including legal and other expenses incurred by you in enforcing your rights) that you or any such correspondent may pay or incur that arise out of or in connection with this Agreement, any Draft, any acceptance or any Credit, to the extent not prohibited by law, whether payments are made as the result of an informal settlement, a nonjudicial dispute resolution process, or litigation, except to the extent incurred as the result of your or your correspondent’s gross negligence or willful misconduct. This Section 15 shall not apply to taxes that are specifically excluded from the definition of “Taxes” pursuant to Section 5 hereof, unless such excluded taxes are incurred in connection with a non-tax claim.
This indemnity includes, without limitation, instances in which (a) a beneficiary seeks to enforce a Credit or any advice thereof, sues for wrongful dishonor, seeks a judicial determination, or brings any other action or proceeding relating thereto; (b) an advising bank, confirming bank, negotiating bank, or other intermediary seeks to be reimbursed, indemnified or compensated; (c) you deliver, with or without endorsement, an instrument, security, Draft, acceptance or Document; (d) you give your guaranty, endorsement, or other undertaking to induce delivery; (e) a third party seeks to enforce our rights or the rights of any beneficiary, negotiating bank or other intermediary, transferee, assignee of proceeds, or holder of a Draft, acceptance or Document, or to question, delay, or prevent the honor of any Credit; (f) a government (or other de facto or de jure political body) or governmental agency seeks to regulate, investigate, delay, or prevent honor of a Credit; (g) you undertake the preparation, negotiation, amendment, or “workout”/restructuring of this Agreement or any Credit; or seek to determine, protect, or enforce your rights and remedies under any Credit, this Agreement, or any security agreement, guaranty, credit support, or other undertaking entered into in connection with this Agreement or any Credit; (h) you respond to any notice of alleged fraud, forgery, or illegality in any presentation, including active defense by you in any action in which we seek an injunction against presentation, honor, or payment of any Credit or Draft; (i) you are obligated by a court order to pay legal fees or court costs paid, or incurred by us, the beneficiary, or any other party in any dispute involving any Credit, any Draft or this Agreement; (j) we fail to duly perform our agreements herein; and/or (k) there occurs any action taken or omitted by you or any such correspondent at our request. In furtherance and extension and not in limitation of the specific provisions set forth in this Agreement, any action taken or omitted by you or by any correspondent of yours, under or in connection with any Credit or the related Drafts, Documents or Property, if taken or omitted in good faith, shall be binding upon us and shall not put you or your correspondent under any resulting liability to us. It is the intention of the parties that this Agreement shall be construed and applied to protect and indemnify you and your correspondents against any and all risks involved in the issuance of any Credit, all of which risks are hereby assumed by us. Our agreements in this Section 15 shall survive any payment of the Obligations and any termination of this Agreement. In furtherance of, and not in limitation of, the foregoing, (a) we hereby irrevocably confirm to you that we are and will be liable, as a primary obligor and not as guarantor, for reimbursement and other obligations owing to you in respect of any Credit issued by you at our request for any entity or party; (b) if you agree that a Credit shall be subject to local law in the country or state of the beneficiary of such Credit (resulting in the application of the laws of any other jurisdiction other than New York), then, in addition to (and not as a limitation of) our other obligations to you in respect to such Credit, we agree to further reimburse you, indemnify you, and hold you harmless from and against any and all liabilities, claims, losses, obligations, costs or expenses (including attorney’s fees and court costs) (the foregoing amounts are collectively referred to as “Losses”) that arise or that you incur in connection with such choice of law, including all Losses associated with an obligation to make payment after the stated expiry date of such Credit; and (c) in the event we request and you agree that a Credit, or any part thereof, be issued in a foreign language, then we agree to indemnify you from any and all Losses associated with errors in translation of the Credit or any Documents presented thereunder.
16.(a) You shall not be liable to us in contract, tort, or otherwise, for any special, indirect, consequential, punitive, or exemplary damages, however arising, whether for wrongful honor, wrongful dishonor, or any other action taken or omitted with respect to any Credit or this Agreement, (b) We must take all reasonable and appropriate action to mitigate the amount of damages to be claimed against you. (c) Our aggregate remedies against you for wrongfully honoring a presentation are limited to the amount paid or required to be paid by us with respect to that presentation, and we hereby agree that such amount will either be reasonable in light of the harm anticipated in such event or, if it is not, that we will not request you to issue a Credit, (d) We hereby waive the right to obtain an injunction against honor of any Credit or any Draft drawn thereunder (or any form of legal relief whose purpose is to prevent payment to the beneficiary) once you or any bank has accepted or negotiated a Draft drawn thereunder.
17.[Reserved]
18.If this Agreement is signed by one Person the term “we”, “our”, “us”, and “undersigned” shall be read throughout as “I”, “my”, “me”, as the case may be. If this Agreement is signed by two or more parties, it shall be the joint and several agreement of such parties; and the words “we”, “us”, “our” and “undersigned”, wherever used herein, shall be deemed to refer to such parties jointly and separately. This Agreement is to continue in force notwithstanding any change in the compositions of any firm or firms.
19.All communications to us shall be deemed to have been duly given when delivered in writing to us at our address specified below or at such other address as we may hereafter specify to you in writing provided that such notice of such other address is actually received. Except as otherwise expressly provided herein, no other form of actual notice is hereby precluded. If we change our postal address or telefax, telex, cable or other number, we shall forthwith give notice to such effect to you.
20.Notice of acceptance of this Agreement by you is waived. Your options, powers and rights specified herein are in addition to those otherwise created or existing.
21.THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS TO BE PERFORMED ENTIRELY WITHIN THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT AGAINST ANY OF US MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE COUNTY OF NEW YORK, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AS YOU MAY ELECT; AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE UNDERSIGNED HEREBY ACCEPTS, FOR THE UNDERSIGNED AND IN RESPECT OF THE UNDERSIGNED’S PROPERTY, GENERALLY AND UNCONDITIONALLY THE JURISDICTION AND VENUE OF SUCH COURTS AND HEREBY WAIVES ANY OBJECTION THAT THE UNDERSIGNED MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION OR PROCEEDING IN SUCH COURT AND ANY CLAIM THAT ANY SUCH ACTION OR PROCEEDING HAS BEEN BROUGHT IN

AN INCONVENIENT FORUM. EACH OF US FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF A COPY THEREOF BY REGISTERED OR CERTIFIED AIRMAIL, POSTAGE PRE-PAID, TO THE UNDERSIGNED AT ITS ADDRESS GIVEN BELOW; SUCH SERVICE TO BE DEEMED COMPLETED AND EFFECTIVE AS OF THE 30TH DAY AFTER SUCH MAILING. NOTHING CONTAINED HEREIN SHALL AFFECT YOUR RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW OR TO COMMENCE ANY LEGAL ACTION OR PROCEEDING IN ANY OTHER JURISDICTION. ANY ACTION OR PROCEEDING BY ANY OF US AGAINST YOU OR ANY OF YOUR CORRESPONDENTS RELATING TO THIS AGREEMENT OR ANY CREDIT OR ANY OTHER TRANSACTION CONTEMPLATED BY THIS AGREEMENT SHALL BE BROUGHT IN THE COURTS MENTIONED ABOVE IN THIS SECTION AND SUCH COURTS SHALL HAVE EXCLUSIVE JURISDICTION WITH RESPECT TO ANY SUCH ACTION OR PROCEEDING.
22.All provisions of this Agreement are subject to variation only by your express Written agreement.
23.This Agreement does not obligate you to issue any proposed Credit for which application has been made until you have agreed in writing to do so and we have complied with any requirement relating to conditions precedent, collateral security, guaranty or credit support established for that Credit.
24.The following terms and provisions shall apply to this Agreement: the meaning of any term in this or any other Section of this Agreement expressed in the singular shall apply, mutatis mutandis, to the same term expressed in the plural and vice versa; all definitions of agreements, notes or other instruments shall mean such agreements, notes or other instruments as modified or amended in accordance with the terms thereof and all definitions of promissory notes shall include all promissory notes issued in replacement or substitution thereof:
“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.
“Agreement” shall mean this Letter of Credit Agreement (Continuing Letter of Credit and Security Agreement - Standby Credits)
“Bank” shall mean Banco Bilbao Vizcaya Argentaria, S.A. New York Branch and its successors and assigns.
“Borrowed Money” means, in respect of any Person, at any date, without duplication, (a) all obligations of such Person to repay money borrowed, (b) all obligations of such Person to pay money evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, (d) all obligations of such Person as lessee under Capitalized Leases, (e) all direct or contingent obligations of such Person arising under (i) letters of credit (including standby and commercial letters of credit, but other than letters of credit payable to suppliers in the ordinary course of business), bankers’ acceptances and bank guarantees, and (ii) surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person, and (f) all guarantees by such Person on a consolidated basis of Borrowed Money of others; provided that “Borrowed Money” in respect of Arcos Dorados Holdings Inc. and its Subsidiaries shall not include (i) trade accounts payable or purchase money obligations (other than purchase money obligations which are due in more than one hundred twenty (120) days and are not subject to a bona fide dispute) incurred in the ordinary course of business.
“Capitalized Leases” means, at any time, a lease that would have constituted a finance lease under IAS 17 as of December 31, 2018 and with respect to which the lessee would have been required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP if it had been in effect at such time.

“Consolidated Net Income” means, for any period, the net income of Arcos Dorados Holdings Inc. and its Subsidiaries on a consolidated basis for that period in accordance with GAAP.
“Credits” shall mean any arrangement, however named or described, that is irrevocable and thereby constitutes a definite undertaking of the Bank to honour a complying presentation, and shall include, without limitation, all letters of credit issued by, or caused to be issued by, the Bank for the account of any of us.
“Document” includes any writing other than a Draft. Credits payable against Documents only shall be deemed payable against Drafts in corresponding amounts for the purposes of Sections 1 and 2 of this Agreement.
“Dollars” or means lawful currency of the United States of America.
“Draft” means and includes any draft or drawing certificate or statement and any and all Documents and instruments required to be presented for payment under any Credit and includes a Written request, order or demand for the payment of money, whether or not negotiable.
“EBITDA” means, for any period, (a) Consolidated Net Income for such period plus, (b) without duplication and to the extent deducted in determining Consolidated Net Income for such period, the sum of (i) total tax expense (including withholding taxes), (ii) interest expense, amortization or write-offs of debt discount and debt issuance costs and commissions, discounts and other fees, expenses and charges associated with Indebtedness of Arcos Dorados Holdings Inc. and its Subsidiaries on a consolidated basis, (iii) depreciation and amortization expense, (iv) amortization of intangibles (including goodwill) and organization costs, (v) any extraordinary, unusual or non-recurring expenses or losses, (vi) losses on sales of assets outside of the ordinary course of business, whether or not otherwise able to be included as a separate item in the statement of such Consolidated Net Income for such period, (vii) any non-cash loss attributable to mark-to-market movement in the valuation of any derivative instruments and (viii) any other non-cash charges (including minority interest expense, foreign exchange loss, monetary loss and provisional pricing), plus (c) without duplication, any cash dividends or other distributions (including payments under intercompany loans) received by Arcos Dorados Holdings Inc. or any of its Subsidiaries from such Person’s associates, joint ventures, and any corporation, limited liability company or other entity in which Arcos Dorados Holdings Inc. or any of its Subsidiaries directly or indirectly owns 50% or less of the outstanding Voting Stock, and minus, (d) to the extent included in determining Consolidated Net Income for such period, the sum of (i) any interest income, (ii) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on sales of assets outside of the ordinary course of business), (iii) any non-cash gain attributable to the mark-to-market movement in the valuation of derivative instruments, and (iv) any other non-cash income (including foreign exchange gains or monetary gains), all as determined on a consolidated basis with respect to Arcos Dorados Holdings Inc. and each of its Subsidiaries in accordance with GAAP for such period.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership or profit interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among any governmental authority and implementing such Sections of the Code.

“Financial Debt” means, on any date of determination, the sum of, without duplication, (i) the aggregate principal amount of all interest-bearing loans and borrowings shown on Arcos Dorados Holdings Inc.’s consolidated statement of financial position on that date in accordance with GAAP, plus (ii) the aggregate principal amount of all Intercompany Debt outstanding on that date, minus (b) unrestricted cash and cash equivalents shown on the Arcos Dorados Holdings Inc.’s consolidated statement of financial position on that date in accordance with GAAP.
“Financial Debt to EBITDA Ratio” means, on any date of determination, the ratio of (a) the Financial Debt on such date to (b) EBITDA for the four (4) consecutive fiscal quarters of Arcos Dorados Holdings Inc. most recently ended on or before such date.
“Indebtedness” means, in respect of any Person, at any time, without duplication, (a) all obligations for Borrowed Money of such Person, (b) all purchase money indebtedness of such Person (including indebtedness and obligations in respect of conditional sales and title retention arrangements, except for customary conditional sales and title retention arrangements with suppliers that are entered into in the ordinary course of business), (c) all obligations of others secured by (or for which the holder of any such obligation has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed or are limited in recourse, and (d) all guarantees by such Person of Indebtedness of others; provided that Indebtedness in respect of Arcos Dorados Holdings Inc. and its Subsidiaries shall not include any mine closure guarantee bonds, any letters of credit in respect of mine closure funding obligations or any similar obligations.
“Intercompany Debt” means, on any date of determination, without duplication, (a) all obligations of Arcos Dorados Holdings Inc. to repay money borrowed and (b) all obligations of Arcos Dorados Holdings Inc. to pay money evidenced by bonds, debentures, notes or other similar instruments, in each case, owed to an Affiliate of Arcos Dorados Holdings Inc. and solely to the extent such obligations would be reflected as a liability of Arcos Dorados Holdings Inc. on its consolidated statement of financial position on that date in accordance with GAAP.
“Permitted Holders” means (1) Woods W. Staton and any Related Party of Mr. Staton and (2) any Person both the capital stock and the voting stock of which (or in the case of a trust, the beneficial interests in which) are owned directly or indirectly 51% or more by Persons specified in clause (1).
“Person” means any individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association joint venture, governmental authority or other entity of whatever nature.
“Prime Rate” means the interest rate per annum published in the New York edition of The Wall Street Journal from time to time as the “Prime Rate”. If The Wall Street Journal ceases to publish the “Prime Rate,” the Bank shall select publication that publishes such “Prime Rate,” and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasi-governmental body, then the Bank shall select a comparable interest rate index. The Prime Rate is a non-managed rate based upon prevailing prime rates quoted in The Wall Street Journal. If multiple prime rates are quoted in the table, then the highest prime rate will be the Prime Rate. Notwithstanding the foregoing, the Prime Rate shall not in any event be less than zero percent (0.00%). Any change in the interest rate resulting from a change in the Prime Rate shall be effective on the effective date of each change in such Prime Rate so announced by the Bank; it is understood and agreed that such rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.
“Property” includes (i) goods and merchandise as well as any and all Documents relative to, and any right to or interest in, any goods and merchandise or Documents and (ii) all instruments, Drafts, securities, security entitlements, financial assets, choses in action and any and all other forms of property, whether real or personal.

“Related Party” means, with respect to any Person, (1) any subsidiary, spouse, descendant or other immediate family member (which includes any child, stepchild, parent, stepparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law) (in the case of an individual), of such Person, (2) any estate, trust, corporation, partnership or other entity, the beneficiaries and stockholders, partners or owners of which consist solely of one or more Permitted Holders referred to in clause (1) of the definition thereof and /or such other Persons referred to in the immediately preceding clause (1), or (3) any executor, administrator, trustee, manager, director or other similar fiduciary of any person referred to in the immediately preceding clause (2), acting solely in such capacity.
“Voting Stock” means, with respect to any Person, Equity Interests the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or Persons performing similar functions) or, if there are no such Persons, for any decision of such Person that, pursuant to applicable law or any constating document of such Person, is to be determined by a shareholders, partners or members resolution, in each case, even if the right so to vote has been suspended for any reason outside of such holders’ control.
“Written” or “in writing” means notice given in any form of writing however transmitted (whether by mail, telex, telefax, electronic or otherwise).
25.WAIVER OF JURY TRIAL. EXCEPT TO THE EXTENT PROHIBITED BY LAW WHICH CANNOT BE WAIVED, WE AND YOU HEREBY WAIVE TRIAL BY JURY IN CONNECTION WITH ANY ACTION OR PROCEEDING OF ANY NATURE WHATSOEVER ARISING UNDER, OUT OF OR IN CONNECTION WITH THIS AGREEMENT, ANY CREDIT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY AND IN CONNECTION WITH ANY CLAIM, COUNTERCLAIM, OFFSET OR DEFENSE ARISING IN CONNECTION WITH SUCH ACTION OR PROCEEDING, WHETHER ARISING (X) IN CONNECTION WITH ANY ACTION INSTITUTED BY OR ON BEHALF OF YOU, US OR ANY OTHER PERSON OR (Y) UNDER STATUTE (INCLUDING ANY FEDERAL OR STATE CONSTITUTION) OR UNDER THE LAW OF CONTRACT, TORT OR OTHERWISE.
We hereby agree that service of all writs, process and summonses in any such suit, action or proceeding brought in the State of New York may be made upon CT Corporation System (the “Process Agent”), presently located at 28 Liberty Street, New York, NY 10005, United States, and we hereby confirm and agree that the Process Agent has been duly appointed as our agent and true and lawful attorney in fact in our name, place and stead to accept such service of any and all such writs, process and summonses, and agree that the failure of the Process Agent to give any notice of any such service of process to us shall not impair or affect the validity of such service or of any judgment based thereon. We covenant and agree to continue our appointment of the Process Agent (or such other process agent satisfactory to the Bank) during all periods prior to the termination of this Agreement. We hereby further irrevocably consent to the service of process in any suit, action or proceeding in such courts by the mailing thereof by the Bank by registered or certified mail, postage prepaid, at our address set forth below.
26.Patriot Act Notice. The undersigned hereby acknowledges that it has been notified by the Bank that pursuant to the requirements of the USA Patriot Act (Title 111 of Pub. L. 107-56 (signed into law October 26, 2001)), as amended and supplemented from time to time (the “Patriot Act”), the Bank may be required to obtain, verify and record information that identifies the undersigned, which information includes the name and address of the undersigned and other information that will allow the Bank to identify the undersigned in accordance with the Patriot Act. The undersigned shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Bank in order to assist the Bank in maintaining compliance with the Patriot Act.
27.Compliance Obligations. The undersigned agrees that the Bank may delay, block or decline to process any transaction under or in connection with this Agreement without incurring any liability if the Bank has a reasonable basis to believe that (i) the transaction may breach any law or regulation in any country (or any resolution of the United Nations) or Bank’s regulatory compliance policy applicable to Credits generally,

(ii) the transaction involves any Person (natural, corporate or governmental) that is itself sanctioned or is connected, directly or indirectly, to any Person that is sanctioned under economic and trade sanctions imposed by the United Nations, the European Union, the United States of America, the United Kingdom, Australia or any other country, or (iii) the transaction may directly or indirectly involve the proceeds of, or be applied for the purposes of, unlawful conduct. The undersigned agrees that it shall provide all information to the Bank which the Bank reasonably requires in order to manage and comply with Anti-Corruption Laws, applicable AML Laws and applicable Sanctions, and the undersigned agrees that the Bank may disclose any information concerning the undersigned to (i) any law enforcement, regulatory agency or court or where required by any such law, and (ii) any correspondent bank which the Bank uses to make the payment for the purpose of compliance with any such law.
28.Bail in. Notwithstanding and to the exclusion of any other term of this Agreement and any other agreements, arrangements, or understanding between the Bank and the Applicant, the Applicant acknowledges and accepts, excluding any other agreement, arrangements or understanding between the parties relating to the subject matter of this clause, that any of the liabilities arising from this Agreement (the “Liabilities”) may be subject to the exercise of any Bail-in Powers by the Spanish resolution authority in accordance with Directive 2014/59/EU, Law 11/2015 and any other applicable law or regulation.
For the purpose of this Agreement “Bail-in Power” means the following powers (without limitation): (i) the early termination, cancellation or reduction of the principal amount due, including any accrued and unpaid interest of any Liability; (ii) the conversion of all or part of the Liabilities into shares or other equity instrument, in which case each party acknowledges and accepts that any such shares or equity instruments, may be issued to or conferred as a result of a Bail-in Power; and/or (iii) a variation and/or amendment to the terms of this Agreement as may be necessary to give effect to a Bail-in Power.
29.Conditions Precedent to Effectiveness of this Agreement. As a condition precedent to the effectiveness of this Agreement, the Bank shall have received the following documentation, each in form and substance satisfactory to the Bank:
(a)Extract from the Dutch Commercial Register with respect to the Applicant;
(b)A management board resolution of the board of the Applicant, the Deed of Incorporation of the Applicant, and the Articles of Association currently in force of the Applicant; and
(c)A Legal Opinion of Dutch counsel to the Applicant.
30.Conditions Precedent to each Credit Issuance. As a condition precedent to any request for the issuance, amendment or extension of a Credit hereunder, the following additional conditions shall be satisfied: (i) each of our representations and warranties set forth in this Agreement shall be true and correct in all material respects as of (x) the date of application for such issuance and (y) as of the date of the issuance, amendment or extension of such Credit, except, in both of the foregoing cases (x) and (y), to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (provided, that such materiality qualifier shall not be applicable to any representation or warranty that already is qualified or modified by materiality in the text thereof), and (ii) there shall exist no Event of Default, or any event which with notice or the passage of time or both would become an Event of Default. On the date of issuance, amendment or extension of each Credit, if issued by you in the exercise of your sole discretion, we shall be deemed to have represented that the foregoing conditions to the issuance, amendment or extension of such Credit in this section have been satisfied.

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Date: October 25,2024

APPLICANT

ARCOS DORADOS B.V.

By:	/s/ Marcelo Rabach
Name: Marcelo Rabach
Title: Authorized Representative of Arcos Dorados Holdings Inc., as Director A of Arcos Dorados B.V.

ARCOS DORADOS B.V.

By:	/s/ Dignata Irene van der
Name: Dignata Irene van der Pol
Title: Director B of Arcos Dorados B.V.

Address:
Arcos Dorados BV
Barbara Strozzilaan 101 1083HN Amsterdam

Accepted:
BANCO BILBAO VIZCAYA ARGENTARIA, S.A.
NEW YORK BRANCH

By:	/s/ Ángel Merino
Name: Ángel Merino
Title: Managing Director

By:	/s/ Luis Ruigomez
Name: Luis Ruigomez
Title: Head of Risk International

ANNEX I
TO LETTER OF CREDIT AGREEMENT
(CONTINUING LETTER OF CREDIT AND SECURITY AGREEMENT - STANDBY CREDITS)
APPLICATION FOR IRREVOCABLE STANDBY LETTER OF CREDIT AND AMENDMENTS THERETO
BANCO BILBAO VIZCAYA ARGENTARIA, S.A.     Date:
(The “Bank”)
The undersigned applicant requests the Bank to issue an irrevocable letter of credit substantially in the form attached or shown below:

Applicant	Beneficiary (name and full address)
Currency and Amount	Date and Place of Expiry

Purpose of SBLC:

Price:

Obligating the Bank to honor presentation(s) of the following documents:
[  ] original letter of credit and all amendments
[  ] sight draft drawn by beneficiary on the Bank
[  ] beneficiary’s signed statement in the form attached or shown below:

[ ] other documents in the form attached or shown below:

Including special provisions in the form attached or shown below for:

[   ] nominated bank    [   ] automatic amendment    [   ] payment variation
[   ] electronic presentation    [   ] Non-Renewal Clause Notification Period: _______________
[   ] Transfer/succession other [                                                                                       ]
Other: _________________________________________________________

Please send by:
[   ] e-mail    [   ] courier    [   ] swift    [   ] other (__________)
On or before: __________________

ALL COMMISSIONS, FEES AND CHARGES ARE FOR THE ACCOUNT OF THE UNDERSIGNED APPLICANT (and the applicant acknowledges receipt of the Bank’s current schedule of commissions, fees and charges).
This Application is a request for a standby letter of credit (“Credit”) pursuant to that certain Continuing Agreement dated the        day of                 , 20   executed and delivered by the undersigned applicant, as it may have been amended in accordance with the terms thereof (the “Agreement”). This Application is subject to the terms and conditions of the Agreement and the Bank is entitled to the rights set forth in such Continuing Agreement. The Credit hereby applied for shall be subject to ISP 98 and any subsequent revision there of adhere to by Bank from the date such Credit is issued.
IN WITNESS WHEREOF, the undersigned applicant has executed and delivered this Application as of the         day of          _, 20  .
APPLICANT:
By:
Name:
Title:
AGREED:
BANCO BILBAO VIZCAYA ARGENTARIA, S.A. New York Branch

By:	By:
Name:	Name:
Title:	Title:

ANNEX II
TO LETTER OF CREDIT AGREEMENT
(CONTINUING LETTER OF CREDIT AND SECURITY AGREEMENT - STANDBY CREDITS)
FEE SCHEDULE
(1)    For Standby Letter of Credit with application dated                                                                    .
Applicant: ____________________________
Beneficiary: [_____________________________.
[Applicant] shall pay Bank quarterly in advance    % calculated on a per annum basis based on a 360-day year.
Amendment Fee: US$              per amendment.
Fee for each letter issue by Advising Bank, an additional US$         per letter.

In the event of the issuance of new Standby Letter of Credit(s) or in the case of certain amendments, the applicable fee shall be agreed upon in further annex to this Letter of Credit Agreement (Continuing Letter of Credit and Security Agreement -Standby Credits).

ANNEX III
LEVERAGE RATIO CERTIFICATE
Reference is made to that certain that certain Letter of Credit Agreement (Continuing Letter of Credit and Security Agreement -Standby Credits) dated as of October 25, 2024 (the “LOC Agreement”) by and between Arcos Dorados B.V. (“Arcos Dorados”) and Banco Bilbao Vizcaya Argentaria, S.A. New York Branch (“Bank”). All capitalized terms used but not defined herein shall have the meanings ascribed to them in the LOC Agreement. This certificate is being delivered to satisfy the obligation of Arcos Dorados set forth in Section 12(a)(ii) of the LOC Agreement.
Now therefore, the undersigned, Chief Financial Officer of Arcos Dorados, does hereby certify to Bank that Arcos Dorados Holdings Inc. maintained a Financial Debt to EBITDA Ratio of less than 4.00 to 1.00 as of [End of Prior Fiscal Quarter], 202[  ].
IN WITNESS WHEREOF, the undersigned has executed this certificate effective as of the [  ]th day of [    ] 202[  ].

By:
Name:	Mariano Tannenbaum
Title:	Chief Financial Officer